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                                                                    EXHIBIT 23.1


                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement on Forms S-8 (File Nos. 333-16061 and 333-26251) pertaining to the Collaborative Clinical Research, Inc. Amended and Restated 1992 Share Incentive Plan, Collaborative Clinical Research, Inc. Amended and Restated 1994 Directors' Share Option Plan, Collaborative Clinical Research, Inc. Amended and Restated 1996 Outside Directors Stock Option Plan and the Collaborative Clinical Research, Inc. Amended and Restated 1996 Key Employees and Consultants Stock Option Plan and the DATATRAK International, Inc. Retirement Savings Plan of our report dated February 25, 2000, with respect to the consolidated financial statements of DATATRAK International, Inc. (formerly, Collaborative Clinical Research, Inc.) and subsidiaries included in the Annual Report on Form 10-K for the year ended December 31, 1999.


                                              /s/ Ernst & Young LLP


Cleveland, Ohio
March 23, 2000